Exhibit 99.4

To the Non-Managing Members of

CMF FORT Contrarian Master Fund LLC

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
Trading Manager,
CMF FORT Contrarian Master Fund LLC

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

Report of Independent Registered Public Accounting Firm

To the Managing Member of CMF FORT Contrarian Master Fund LLC,

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of CMF FORT Contrarian Master Fund LLC (the “Trading Company”), including the condensed schedules of investments, as of December 31, 2019 and 2018, and the related statements of income and expenses and changes in members’ capital for each of the two years in the period then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trading Company at December 31, 2019 and 2018, and the results of its operations and changes in its members’ capital for each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on the Trading Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Trading Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Trading Company is not required to have, nor were we engaged to perform, an audit of the Trading Company’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2019, by correspondence with the custodian and brokers. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the auditor of the Trading Company since 2018.

Boston, MA

March 19, 2020

CMF FORT Contrarian Master Fund LLC

Statements of Financial Condition

December 31, 2019 and 2018

	December 31,	December 31,
	2019	2018
Assets:
Equity in trading accounts:
Unrestricted cash (Note 2e)	$124,053,266	$168,379,639
Restricted cash (Note 2e)	11,551,704	11,662,571

Total equity in trading accounts	135,604,970	180,042,210

Total assets	$135,604,970	$180,042,210

Liabilities and Members’ Capital:
Liabilities:
Net unrealized depreciation on open futures contracts	$1,991,355	$1,003,427
Accrued expenses:
Professional fees	30,475	24,499
Redemptions payable (Note 8c)	2,585,253	620,847

Total liabilities	4,607,083	1,648,773

Members’ Capital:
Managing Member	-	-
Non-Managing Members	130,997,887	178,393,437

Total Members’ capital (net asset value)	130,997,887	178,393,437

Total liabilities and Members’ capital	$135,604,970	$180,042,210

See accompanying notes to financial statements.

CMF FORT Contrarian Master Fund LLC

Condensed Schedule of Investments

December 31, 2019

	Number of		% of Members’
	Contracts	Fair Value	Capital
Futures Contracts Purchased
Currencies	538	$433,245	0.34%
Energy	83	(26,465)	(0.02)
Indices	1,095	639,903	0.49
Interest Rates U.S.	445	(522,031)	(0.40)
Interest Rates Non-U.S.	8,660	(2,129,551)	(1.63)
Metals	5	27,160	0.02

Total futures contracts purchased		(1,577,739)	(1.20)

Futures Contracts Sold
Currencies	539	(527,635)	(0.41)
Energy	147	94,810	0.07
Interest Rates U.S.	109	11,109	0.01
Interest Rates Non-U.S.	18	(308)	(0.00) *
Metals	20	8,408	0.01

Total futures contracts sold		(413,616)	(0.32)

Net unrealized depreciation on open futures contracts		$(1,991,355)	(1.52)%

* Due to rounding

See accompanying notes to financial statements.

CMF FORT Contrarian Master Fund LLC

Condensed Schedule of Investments

December 31, 2018

	Number of		% of Members’
	Contracts	Fair Value	Capital
Futures Contracts Purchased
Currencies	160	$(184,090)	(0.10)%
Energy	58	(15,779)	(0.01)
Indices	906	146,172	0.08
Interest Rates U.S.	51	49,641	0.03
Interest Rates Non-U.S.	7,279	1,181,952	0.66
Metals	42	(64,800)	(0.04)

Total futures contracts purchased		1,113,096	0.62

Futures Contracts Sold
Currencies	1,177	(361,486)	(0.20)
Energy	14	9,775	0.01
Indices	151	(608,920)	(0.34)
Interest Rates U.S.	386	(515,906)	(0.29)
Interest Rates Non-U.S.	846	(384,836)	(0.22)
Metals	49	(255,150)	(0.14)

Total futures contracts sold		(2,116,523)	(1.18)

Net unrealized depreciation on open futures contracts		$(1,003,427)	(0.56)%

See accompanying notes to financial statements.

CMF FORT Contrarian Master Fund LLC

Statements of Income and Expenses

For the Years Ended December 31, 2019 and 2018

	2019	2018

Investment Income:
Interest income	$3,141,835	$2,712,590

Expenses:
Brokerage, clearing and transaction fees (Note 2h)	471,608	472,212
Professional fees	68,091	68,089

Total expenses	539,699	540,301

Net investment income (loss)	2,602,136	2,172,289

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	35,238,433	(11,006,501)
Net change in unrealized gains (losses) on open contracts	(981,129)	(1,002,305)

Total trading results	34,257,304	(12,008,806)

Net income (loss)	$36,859,440	$(9,836,517)

See accompanying notes to financial statements.

CMF FORT Contrarian Master Fund LLC

Statements of Changes in Members’ Capital

For the Years Ended December 31, 2019 and 2018

	Managing	Non-Managing
	Member	Members	Total
Members’ Capital, January 1, 2018	$-	$-	$-
Capital contributions - Non-Managing Members	-	203,500,204	203,500,204
Capital withdrawals - Non-Managing Members	-	(12,557,660)	(12,557,660)
Distribution of interest income to feeder funds	-	(2,712,590)	(2,712,590)
Net income (loss)	-	(9,836,517)	(9,836,517)

Members’ Capital, December 31, 2018	-	178,393,437	178,393,437
Capital contributions - Non-Managing Members	-	36,134,114	36,134,114
Capital withdrawals - Non-Managing Members	-	(117,247,269)	(117,247,269)
Distribution of interest income to feeder funds	-	(3,141,835)	(3,141,835)
Net income (loss)	-	36,859,440	36,859,440

Members’ Capital, December 31, 2019	$-	$130,997,887	$130,997,887

See accompanying notes to financial statements.

CMF FORT Contrarian Master Fund LLC

Notes to Financial Statements

1.	Organization:

CMF FORT Contrarian Master Fund LLC (the “Trading Company”) was formed on September 13, 2017, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to engage in the speculative trading of commodities, domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 4, “Financial Instruments”). The Trading Manager (as defined below) may also determine to invest up to all of the Trading Company’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Trading Company commenced operations on January 1, 2018.

Ceres Managed Futures LLC (“Ceres”, the “Managing Member” or the “Trading Manager”) is the trading manager and the managing member of the Trading Company. Ceres is a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses.

Ceres has retained FORT, L.P. (“FORT” or the “Advisor”) to trade Futures Interests on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of FORT, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company. As of December 31, 2019, Ceres Tactical Systematic L.P. (“Tactical Systematic”) (a New York limited partnership) and Ceres Orion L.P. (“Orion”) (a New York limited partnership) were the Members of the Trading Company and owned approximately 10.9% and 89.1% of the Trading Company, respectively. As of December 31, 2018, Tactical Systematic, Orion and Global Futures Fund Ltd. (“Global Futures”) (a Cayman Islands exempted company) were the Members of the Trading Company and owned approximately 11.5%, 87.3% and 1.2% of the Trading Company, respectively. Effective July 31, 2019, Global Futures terminated operations and fully redeemed its investment in the Trading Company.

The clearing commodity broker for the Trading Company is Morgan Stanley & Co. LLC (“MS&Co.”). MS&Co. is a wholly-owned subsidiary of Morgan Stanley.

The Trading Manager has delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Trading Company.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Trading Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

b.

Statement of Cash Flows. The Trading Company has not provided a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Members’ Capital is included herein. As of and for the years ended December 31, 2019 and 2018, the Trading Company carried no debt and all of the Trading Company’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

CMF FORT Contrarian Master Fund LLC

Notes to Financial Statements

c.

Trading Company’s Investments. All Futures Interests held by the Trading Company, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The Futures Interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 6, “Fair Value Measurements”) at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Statements of Income and Expenses.

d.

Foreign Currency Transactions and Translation. The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in net realized gains (losses) on closed contracts and net change in unrealized gains (losses) on open contracts in the Statements of Income and Expenses.

e.

Restricted and Unrestricted Cash. The cash held by the Trading Company available for trading in Futures Interests is on deposit in commodity brokerage accounts with MS&Co. The Trading Company’s restricted cash is equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. At December 31, 2019 and 2018, the amount of cash held for margin requirements was $11,551,704 and $11,662,571, respectively. Restricted and unrestricted cash includes cash denominated in foreign currencies of $642,415 (cost of $634,494) and $231,999 (cost of 230,877) as of December 31, 2019 and 2018, respectively.

f.

Income Taxes. Income taxes have not been recorded as each Member is individually liable for the taxes, if any, on its share of the Trading Company’s income and expenses. The Trading Company follows the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Trading Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold would be recorded as a tax benefit or liability in the Trading Company’s Statements of Financial Condition for the current year. If a tax position does not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, shall be recognized in the Statements of Income and Expenses in the year in which the position is claimed or expected to be claimed. The Trading Manager has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements. The Trading Company files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. All periods since inception remain subject to examination by U.S. federal and most state tax authorities.

CMF FORT Contrarian Master Fund LLC

Notes to Financial Statements

g.

Investment Company Status. Effective January 1, 2018, the Trading Company adopted Accounting Standards Update 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the Trading Manager’s assessment, the Trading Company has been deemed to be an investment company since inception. Accordingly, the Trading Company follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

h.

Brokerage, Clearing and Transaction Fees. The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees are paid as they are incurred on a half-turn basis at 100% of the rates that MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transaction and clearing fees as they are incurred.

i.

Equity in Trading Account. The Trading Company’s asset “Equity in trading account,” reflected in the Statements of Financial Condition, consists of (a) cash on deposit in the commodity brokerage account with MS&Co., a portion of which is used as margin for trading, (b) net unrealized appreciation on open futures contracts, if any, which is at fair value and calculated as the difference between the original contract value and fair value, as applicable and (c) U.S. Treasury bills, at fair value, if any.

The Trading Company, in its normal course of business, enters into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Trading Company and are reported on a net basis in the Statements of Financial Condition.

The Trading Company has offset its unrealized gains or losses on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co. as the counterparty on such contracts. The Trading Company has consistently applied its right to offset.

j.	Dissolution of the Trading Company. The Trading Company shall be dissolved upon the first of the following events to occur:

(1)	The sole determination of Ceres;

(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or

(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

CMF FORT Contrarian Master Fund LLC

Notes to Financial Statements

3.	Advisor:

Ceres has retained FORT to make all trading decisions for the Trading Company.

Fees are paid to FORT directly by the Members in accordance with the compensation provisions of the relevant management agreements between each Member and FORT.

4.	Financial Instruments:

The Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. The fair value of an exchange-traded contract is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. Futures Interests are fair valued as discussed in Note 6, “Fair Value Measurements.”

The Trading Company’s contracts are accounted for on a trade-date basis. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method.

5.	Trading Activities:

The Trading Company’s objective is to profit from speculative trading in Futures Interests. Therefore, the Advisor for the Trading Company will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.

None of the Trading Company’s current contracts are traded over-the-counter, although contracts may be traded over-the-counter in the future.

All of the Futures Interests owned by the Trading Company are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2019 and 2018 were 13,393 and 9,621, respectively.

CMF FORT Contrarian Master Fund LLC

Notes to Financial Statements

The following tables summarize the gross and net amounts recognized relating to the assets and liabilities of the Trading Company’s derivative instruments and transactions eligible for offset subject to master netting agreements or similar agreements as of December 31, 2019 and 2018, respectively.

		Gross Amounts	Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
		Statements of	Statements of		Cash Collateral
	Gross Amounts	Financial	Financial	Financial	Received/
December 31, 2019	Recognized	Condition	Condition	Instruments	Pledged*	Net Amount
Assets
Futures	$1,593,335	$(1,593,335)	$-	$-	$-	$-

Total assets	$1,593,335	$(1,593,335)	$-	$-	$-	$-

Liabilities
Futures	$(3,584,690)	$1,593,335	$(1,991,355)	$-	$1,991,355	$-

Total liabilities	$(3,584,690)	$1,593,335	$(1,991,355)	$-	$1,991,355	$-

Net fair value						$-	*

		Gross Amounts	Amounts	Financial
		Offset in the	Presented in the	Statements of Financial Condition
		Statements of	Statements of		Cash Collateral
	Gross Amounts	Financial	Financial	Financial	Received/
December 31, 2018	Recognized	Condition	Condition	Instruments	Pledged*	Net Amount
Assets
Futures	$2,677,211	$(2,677,211)	$-	$-	$-	$-

Total assets	$2,677,211	$(2,677,211)	$-	$-	$-	$-

Liabilities
Futures	$(3,680,638)	$2,677,211	$(1,003,427)	$-	$1,003,427	$-

Total liabilities	$(3,680,638)	$2,677,211	$(1,003,427)	$-	$1,003,427	$-

Net fair value						$-	*

*

In the event of default by the Trading Company, MS&Co., the Trading Company’s commodity futures broker and a counterparty to certain of the Trading Company’s non-exchange-traded contracts, as applicable, has the right to offset the Trading Company’s obligation with the Trading Company’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. In certain instances, a counterparty may not post collateral and as such, in the event of default by such counterparty, the Trading Company is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Trading Company’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may be available in the event of a default.

CMF FORT Contrarian Master Fund LLC

Notes to Financial Statements

The following tables indicate the Trading Company’s gross fair values of derivative instruments of futures contracts as separate assets and liabilities as of December 31, 2019 and 2018, respectively.

	December 31, 2019
Assets
Futures Contracts
Currencies	$433,245
Energy	104,770
Indices	899,126
Interest Rates U.S.	27,500
Interest Rates Non-U.S.	93,101
Metals	35,593

Total unrealized appreciation on open futures contracts	1,593,335

Liabilities
Futures Contracts
Currencies	(527,635)
Energy	(36,425)
Indices	(259,223)
Interest Rates U.S.	(538,422)
Interest Rates Non-U.S.	(2,222,960)
Metals	(25)

Total unrealized depreciation on open futures contracts	(3,584,690)

Net unrealized depreciation on open futures contracts	$(1,991,355)	*

*	This amount is in “Net unrealized depreciation on open futures contracts” in the Statements of Financial Condition.

CMF FORT Contrarian Master Fund LLC

Notes to Financial Statements

	December 31, 2018
Assets
Futures Contracts
Currencies	$425,402
Energy	37,875
Indices	916,576
Interest Rates U.S.	49,641
Interest Rates Non-U.S.	1,247,717

Total unrealized appreciation on open futures contracts	2,677,211

Liabilities
Futures Contracts
Currencies	(970,978)
Energy	(43,879)
Indices	(1,379,324)
Interest Rates U.S.	(515,906)
Interest Rates Non-U.S.	(450,601)
Metals	(319,950)

Total unrealized depreciation on open futures contracts	(3,680,638)

Net unrealized depreciation on open futures contracts	$(1,003,427)	*

*	This amount is in “Net unrealized depreciation on open futures contracts” in the Statements of Financial Condition.

CMF FORT Contrarian Master Fund LLC

Notes to Financial Statements

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2019 and 2018.

Sector	2019		2018

Currencies	$(219,294)		$(1,628,693)
Energy	187,687		(3,129,738)
Indices	22,446,623		(10,057,395)
Interest Rates U.S.	2,548,515		(535,390)
Interest Rates Non-U.S.	9,538,308		3,659,503
Metals	(244,535)		(317,093)

Total	$34,257,304	**	$(12,008,806)	**

**	This amount is in “Total trading results” in the Statements of Income and Expenses.

6.	Fair Value Measurements:

Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, forward and option contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Trading Company considers prices for commodity futures, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2019 and 2018, the Trading Company did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the Trading Manager’s assumptions and internal valuation pricing models (Level 3).

CMF FORT Contrarian Master Fund LLC

Notes to Financial Statements

December 31, 2019	Total	Level 1	Level 2	Level 3

Assets
Futures	$1,593,335	$1,593,335	$-	$-

Total assets	$1,593,335	$1,593,335	$-	$-

Liabilities
Futures	$3,584,690	$3,584,690	$-	$-

Total liabilities	$3,584,690	$3,584,690	$-	$-

December 31, 2018	Total	Level 1	Level 2	Level 3

Assets
Futures	$2,677,211	$2,677,211	$-	$-

Total assets	$2,677,211	$2,677,211	$-	$-

Liabilities
Futures	$3,680,638	$3,680,638	$-	$-

Total liabilities	$3,680,638	$3,680,638	$-	$-

7.	Financial Instrument Risk:

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, counterparty credit risk and changes in interest rates.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invests and changes in interest rates make the Members’ investments volatile. If FORT incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although FORT will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

CMF FORT Contrarian Master Fund LLC

Notes to Financial Statements

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk and concentration risk, as MS&Co. or an MS&Co. affiliate are counterparties or brokers with respect to the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward and exchange-traded futures-styled option contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s non-exchange-traded forward currency contracts and forward currency option contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account and U.S. Treasury bills held at MS&Co. With respect to those non-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the counteraprty on such contracts, to perform. The Trading Company has a netting agreement with the counterparty. These agreements, which seek to reduce both the Trading Company’s and the counterparty’s exposure on non-exchange-traded forward currency contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

In the ordinary course of business, the Trading Company enters into contracts and agreements that contain various representations and warranties and which provide general indemnifications. The Trading Company’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Trading Company. The Trading Company considers the risk of any future obligation relating to these indemnifications to be remote.

8.	Members’ Capital:

a.

Members’ Capital. The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, U.S. Treasury bills, at fair value, unrealized appreciation on open futures contracts and other assets) less all liabilities (including, but not limited to, unrealized depreciation on open futures contracts, accrued professional fees and redemptions), determined in accordance with GAAP.

b.

Capital Contributions. Capital contributions by the Members may be made monthly pending Ceres’ approval. Such capital contributions will increase each contributing Member’s pro-rata share of the Trading Company’s Members’ Capital.

c.

Capital Withdrawals. Generally, each Member may withdraw all or a portion of its capital contributions and undistributed profits, if any, from the Trading Company as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the Trading Manager at least three days in advance of the Redemption Date. However, a Member may request a withdrawal as of the end of any day if such request is received by the Trading Manager at least three days in advance of the proposed withdrawal day.

d.

Distributions. Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Trading Company’s profits, except for distribution of interest income to feeder funds, as applicable.

CMF FORT Contrarian Master Fund LLC

Notes to Financial Statements

9.	Financial Highlights:

Financial highlights for the non-managing Members as a whole for the years ended December 31, 2019 and 2018 were as follows:

	2019	2018
Ratios to Average Members’ Capital:

Net investment income*	1.6%	1.5%

Operating expenses	0.3%	0.4%

Total return	23.8%	(6.2) %

*	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average Members’ capital.

10.	Subsequent Events:

The Trading Manager evaluates events that occur after the balance sheet date but before and up until financial statements are issued. The Trading Manager has assessed the subsequent events through March 19, 2020, the date the financial statements were available to be issued and has determined that there were no subsequent events requiring adjustment to or disclosure in the financial statements.